Exhibit 10.1

SECOND LEASE MODIFICATION AGREEMENT

THIS SECOND LEASE MODIFICATION AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date (as defined below), by and between PW COMMERCE CENTER, LP, a Texas limited partnership (“Landlord”), and i2 TECHNOLOGIES US, INC., a Nevada corporation (“Tenant”).

RECITALS

This Agreement is made with reference to the following facts, intentions and objectives:

A.  Colinas Crossing LP, a Delaware limited partnership (“Colinas”) and predecessor-in-interest to Landlord, and i2 Technologies, Inc., a Delaware corporation (“i2 Delaware”) and predecessor-in-interest to Tenant, entered into that certain Lease dated as of March 24, 1999, a Memorandum of which was recorded on March 26, 1999 as Document No. 518639 in Book 99059, Page 05490 in the Official Records of Dallas County, State of Texas (as amended by letter agreement dated March 24, 1999 from Colinas and acknowledged on March 24, 1999 by Tenant, Premises Certificate dated November 1, 1999, Commencement Certificate (undated), and First Amendment to Lease dated July 2001, all by and between Colinas and i2 Delaware, and Amended and Restated First Amendment to Lease dated February 2003 by and between Landlord and Tenant (the “Amended First Amendment”) (as so amended, the “Lease”) for certain premises located at the address commonly known as 11701 Luna Road, Farmers Branch, Texas 75234, which premises are more particularly described in the Lease and defined therein as the “Premises.”

B.  The Primary Term of the Lease expires as of May 31, 2010. Tenant desires to extend the Primary Term of the Lease through March 31, 2014. Landlord has agreed to such extension of the Primary Term, subject to and on the terms and conditions set forth below in this Agreement.

C.  In addition, Tenant desires to relinquish the entire fifth (5th) and sixth (6th) floors of the Building comprising approximately 63,448 square feet of space (the “Relinquished Space”) and Landlord has agreed, subject to and on the terms and conditions set forth below in this Agreement.

D.  In connection with Tenant’s vacation of the Relinquished Space and the resulting requirement that Landlord convert the Building from a single-tenant to a multi-tenant format, Landlord may complete certain improvements to the Building and must complete the improvements referenced in Paragraph 3.2, as set forth therein. In addition, Tenant shall complete certain improvements to the Premises (as modified by this Agreement) and Landlord has agreed to provide a TI Allowance (as defined in Paragraph 4.2 of this Agreement) therefor, all subject to and on the terms and conditions set forth below in this Agreement.

E.  Landlord subleases from Tenant space on the third floor of the Building out of which Landlord operates a management office, pursuant to that certain Sublease Agreement between Tenant, as sublandlord, and Landlord, as subtenant, dated September 12, 2003 (as amended, the “Sublease”). Landlord desires to terminate the Sublease and Tenant has agreed, subject to the terms of this Agreement.

F.  Accordingly, Landlord and Tenant desire to modify the Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, the receipt of which is acknowledged, and of the mutual agreement of the parties hereto to the terms and conditions hereinafter contained, Landlord and Tenant agree as follows:

1.	Effective Date; Incorporation; Capitalized Terms.

Notwithstanding any provisions to the contrary contained herein, the provisions of this Agreement shall be effective on that date as of which both Landlord and Tenant have executed this Agreement as shown next to the respective signatures below (the “Effective Date”). The provisions of the Recitals set forth above are hereby incorporated into the body of this Agreement. Capitalized terms used in this Agreement and not defined shall be deemed to have the same meaning ascribed to them in the Lease.

2.	Building and Reduced Premises; Management Office; Common Area.

2.1.    Building Area.  Section 1.01(b) of the Lease is hereby modified to provide that the Building consists of approximately 181,961 square feet of total Rentable Area.

2.2.    Reduced Premises; Reduced Premises Commencement Date. Tenant shall vacate and surrender the Relinquished Space to Landlord in the condition required under the provisions of the Lease (the date as of which Tenant vacates and surrenders the Relinquished Space to Landlord as provided herein shall be known as the “Reduced Premises Commencement Date”). As of the Reduced Premises Commencement Date, the definition of “Premises” under Section 1.01(c) of the Lease and for all purposes under the Lease shall be modified to mean floors one (1) through four (4) of the Building (other than the New Management Office described in Paragraph 2.4 of this Agreement and as set forth in Paragraph 2.6 of this Agreement) comprising approximately 117,647 square feet of Rentable Area.

2.3.    Rent for Relinquished Space.

2.3.1.  In addition to Tenant’s payments of Rent for the Premises (which shall not be limited or otherwise modified by the provisions of this Paragraph 2.3), during the period of time commencing on April 1, 2009 and continuing through June 30, 2009, Tenant shall not be responsible for payment of Base Rent for the Relinquished Space; provided, however, that Tenant shall pay Tenant’s Pro Rata Share (calculated based upon the Rentable Area of the Relinquished Space) of all Operating Expenses and Taxes calculated without regard to any Base Year, Base Operating Expense or Tax Stop (such amounts are estimated to equal, in the aggregate, Thirty-Six Thousand Sixty-Nine and No/100 Dollars ($36,069.00) per month). Tenant shall also continue to pay Tenant’s Electricity Charge allocable to the Relinquished Space.

2.3.2.  If Tenant does not vacate and surrender the Relinquished Space to Landlord as provided in Paragraph 2.2 and the Reduced Premises Commencement Date does not occur on or prior to 11:59 p.m. local time on June 30, 2009, Tenant shall be deemed to have irrevocably (and without any further action required by any party) elected to continue to lease the Relinquished Space through July 31, 2009 on the terms and conditions set forth in the Lease (as amended by this Agreement) except that, in lieu of the charges set forth in Paragraph 2.3.1, Tenant shall pay as Rent for the Relinquished Space monthly Base Rent at a Base Rental Rate of Seventeen and No/100 Dollars ($17.00) per year multiplied by the Rentable Area in the Relinquished Space plus Operating Expenses, Taxes and Tenant’s Electricity Charge allocable to the Relinquished Space in the same manner as provided under the Lease without regard to Paragraph 8 of this Agreement. Except as provided in this Paragraph 2.3.2, any provisions of the Lease that provide for increased Rent upon the holdover of the Tenant shall not apply to any holding over of the Relinquished Space for the month of July 2009. Additionally, notwithstanding any other term of this Agreement or the Lease but subject to the provisions of this Paragraph 2.3.2, Tenant’s failure to vacate the Relinquished Space on or prior to July 31, 2009, shall not be a default under the Lease or this Agreement; the foregoing portion of this sentence shall not apply if Tenant, after initially vacating the Relinquished Space pursuant to Paragraph 2.2, reoccupies any portion of the Relinquished Space pursuant to Paragraph 13.1 or otherwise.

2.3.3.  If Tenant does not vacate and surrender the Relinquished Space to Landlord as provided in Paragraph 2.2 and the Reduced Premises Commencement Date does not occur on or prior to 11:59 p.m. local time July 31, 2009, Tenant shall be deemed to have irrevocably (and without any further action required by any party) elected to continue to lease the Relinquished Space through October 31, 2009 (the period of time commencing on August 1, 2009 and continuing through October 31, 2009 shall be known as the “Temporary Term”) on the terms and conditions set forth in the Lease (as amended by this Agreement) except that Tenant shall pay as Rent for the Relinquished Space the respective sums described in Paragraph 2.3.2. Except as provided in this Paragraph 2.3.3, any provisions of the Lease that provide for increased Rent upon the holdover of the Tenant shall not apply to any holding over of the Relinquished Space during the Temporary Term. Additionally, notwithstanding any other term of this Agreement or the Lease but subject to the provisions of Paragraph 2.3.2 and this Paragraph 2.3.3, Tenant’s failure to vacate the Relinquished Space on or prior to October 31, 2009, shall not be a default under the Lease or this Agreement; the foregoing portion of this sentence shall not apply if Tenant, after initially vacating the Relinquished Space pursuant to Paragraph 2.2, reoccupies any portion of the Relinquished Space pursuant to Paragraph 13.1 or otherwise.

2.3.4.  If Tenant does not vacate and surrender the Relinquished Space to Landlord as provided in Paragraph 2.2 and the Reduced Premises Commencement Date does not occur on or prior to 11:59 p.m. local time on October 31, 2009, Tenant will be deemed to be a tenant at sufferance with respect to the Relinquished Space and shall be subject to immediate eviction and removal from the Relinquished Space and shall pay for each month or partial month of holdover period in any portion of the Relinquished Space monthly Base Rent for the Relinquished Space equal to Two Hundred One Thousand Three Hundred Forty-Two and No/100 Dollars ($201,342.00) per month (in recognition of Tenant’s failure to timely surrender and vacate the Relinquished Space to Landlord and thereby delaying Landlord’s ability to market and lease the Relinquished Space to other occupant(s)) plus Operating Expenses, Taxes and Tenant’s Electricity Charge allocable to the Relinquished Space in the same manner as provided under the Lease without regard to Paragraph 8 of this Agreement. Landlord’s recovery of the Base Rent and Additional Rent referenced in the immediately preceding sentence and right to evict Tenant shall be Landlord’s sole and exclusive remedies for Tenant holding over the Relinquished Space after October 31, 2009 and Landlord hereby releases all other remedies therefor provided, however that the foregoing portion of this sentence shall not apply if Tenant, after initially vacating the Relinquished Space pursuant to Paragraph 2.2, reoccupies any portion of the Relinquished Space pursuant to Paragraph 13.1 or otherwise. The remaining in possession by Tenant or the acceptance by Landlord of the payment of said Base Rent and Additional Rent as set forth herein shall not be construed as an extension or renewal of the Lease for the Relinquished Space. Except as provided in this Paragraph 2.3.4, any provisions of the Lease that provide for increased Rent upon the holdover of the Tenant shall not apply to any holding over of the Relinquished Space after October 31, 2009. Additionally, notwithstanding any other term of this Agreement or the Lease, but subject to the provisions of Paragraph 2.3.2, Paragraph 2.3.3, and this Paragraph 2.3.4, Tenant’s failure to vacate the Relinquished Space on or after October 31, 2009, shall not be a default under the Lease or this Agreement; the immediately preceding sentence and the foregoing portion of this sentence shall not apply if Tenant, after initially vacating the Relinquished Space pursuant to Paragraph 2.2, reoccupies any portion of the Relinquished Space pursuant to Paragraph 13.1 or otherwise.

2.3.5.  The provisions of Section 17.03 of the Lease shall not apply to any holding over of the Relinquished Space referenced in this Paragraph 2.3.

2.4.    Management Office.  Pursuant to Section 2.05 of the Lease, within thirty (30) days following the date that Landlord receives written notice from Tenant that Tenant has vacated and surrendered to Landlord that portion of the first (1st) floor of the Building comprising approximately 866 square feet and depicted on Exhibit C attached hereto and incorporated herein (the “New Management Office”) in the condition required under the Lease, Landlord shall vacate and surrender to Tenant in the condition required under Section 12.0 of the Sublease its current management office being sublet under the Sublease and shall relocate its management office to the New Management Office. Notwithstanding the provisions of Section 2.05 of the Lease, such relocation shall be at Landlord’s sole cost and expense. Upon such surrender of the space being sublet under the Sublease, the Sublease shall be terminated, except for those provisions of the

Sublease that expressly survive termination and obligations that accrue prior to or concurrently with such surrender. Landlord shall pay rent under the Sublease through the end of the calendar month during which Landlord surrenders the space subject to the Sublease.

2.5.    Designation of Spaces.  Any and all references in the Lease to the terms “First Space”, “Second Space”, “Third Space” and “Major Portion” are hereby null and void and of no further force or effect.

2.6.    Common Area.  Notwithstanding any provisions to the contrary set forth in Section 1.01(p) of the Lease or otherwise, the term “Common Area” as defined in Section 1.01(p) of the Lease and as used in the Lease shall include (i) the restrooms (including the shower areas) located on the first (1st) floor of the Building, (ii) the mail room (if and as constructed by Landlord as part of Landlord’s Work pursuant to Paragraph 3 of this Agreement), (iii) the loading dock(s) serving the Building, (iv) the mechanical, electrical and other systems rooms serving any portion of the Building, (v) the Court and (vi) any other portion of the Building or the Project which is not exclusively located within the Premises. Landlord shall have the right, at Landlord’s discretion and at its sole cost and expense, to paint over or otherwise remove Tenant’s logo from the Court, and, notwithstanding any other provision of the Lease, Tenant shall not be obligated to do so.

3.	Landlord’s Work.

3.1.    Landlord’s Work.  Upon sixty (60) days prior written notice to Tenant, Landlord, at Landlord’s option (in its sole and absolute discretion) and at Landlord’s sole cost and expense, may construct certain improvements to the Premises as shown on the Preliminary Plan attached hereto and incorporated herein as Exhibit A using Landlord’s standard building finishes for the Project (as used herein, “Landlord’s Work”). Landlord shall supervise construction and Landlord shall have the right to inspect and reasonably approve all levels of the construction process.

3.2.    New Building Access System.  Irrespective of whether Landlord elects to proceed with Landlord’s Work as set forth in Paragraph 3.1, Landlord shall, at its sole cost and expense, install a new card access software system in the Building (the “New Building Access System”) which shall control access to and from the Building, the Parking Garage and elevators serving the Building. Landlord’s obligation to complete the New Building Access System shall not include any installation or other work contemplated under Paragraph 9 of this Agreement. Landlord shall use commercially reasonable efforts to ensure that the New Building Access System is compatible with Tenant’s current access system. The New Building Access System shall be operated and maintained by Landlord in accordance with Section 7.04 and Article 12 of the Lease. The New Building Access System must be installed as set forth herein and operational by no later than June 30, 2009.

3.3.    Work Within Premises.  Landlord and Tenant agree to communicate and reasonably cooperate with each other with respect to the performance of Landlord’s Work such that Landlord is able to perform Landlord’s Work economically and efficiently without unreasonable disruption to Tenant’s continuing operations in the Premises. At Tenant’s request, Landlord shall be performing (and hereby agrees to perform) Landlord’s Work in the Premises only after 6:00 p.m. on weekdays and at all hours on Saturdays and Sundays. However, Tenant understands that those portions of the Premises in which Landlord is performing Landlord’s Work will be construction zones in which construction materials and equipment will be stored during business hours as well as the hours during which Landlord is actually performing Landlord’s Work. Accordingly, notwithstanding any provision to the contrary contained in the Lease and provided that Landlord does not unreasonably interfere with Tenant’s use of the Premises for the Permitted Uses, Landlord and Landlord’s contractors, agents and employees shall have all access and other rights reasonably required in order to perform and complete Landlord’s Work and such performance and completion of Landlord’s Work shall in no way constitute constructive eviction of Tenant from any portion of the Premises nor shall Tenant be entitled to abatement or reduction of Base Rent, Additional Rent or other charges payable by Tenant under the Lease as a result thereof. Tenant’s reasonable cooperation with Landlord shall include, without limitation, removing from the interior walls of the Premises all pictures, posters, artwork, pins, tape and other items not intended to receive paint and moving any and all furniture, equipment and other property away from the portion(s) of the Premises where Landlord’s Work is being performed prior to Landlord commencing the relevant portion of Landlord’s Work.

4.	Tenant’s Work.

4.1.    New Tenant Improvements; Separate Utility Meter(s).  Within ninety (90) days following the Effective Date or such additional time as Tenant may reasonably require (except as specifically set forth below in this Paragraph 4.1), Tenant shall complete those improvements generally described and shown on Exhibit B attached hereto and incorporated herein (the “New Tenant Improvements”). Approval of plans and specifications for the New Tenant Improvements and construction and installation of the New Tenant Improvements shall be governed by the provisions of Exhibit D-1 attached to the Lease specifically excluding (i) Section 2.1, (ii) any reference in Section 2.2 to Landlord’s pre-approval of the Construction Manager or Bidding Contractor, (iii) Section 2.3, (iv) any reference to Major Portion(s), (v) Section 4, (vi) Section 5(i) and (vii) Section 7(i). Landlord shall not unreasonably withhold or delay Landlord’s approval of Tenant’s plans and specifications. Without limiting the foregoing, on or prior to the Reduced Premises Commencement Date Tenant shall install a separate utility meter(s) for the data center located within the Premises and shall pay all electrical and other charges therefor as a direct reimbursement to Landlord pursuant to Paragraph 8.5 of this Agreement in addition to Tenant’s payment of Tenant’s Electricity Charge; such installation shall be at Tenant’s sole cost and expense, provided that Tenant may allocate such costs against the Soft Cost Portion of the TI Allowance subject to and as provided in Paragraph 4 of this Agreement.

4.2.    TI Allowance.  Provided Tenant is not in default under the Lease beyond any applicable cure periods (or if Tenant is then in default, upon Tenant’s cure of any such default) and subject to the provisions of this Paragraph 4.2 and Paragraph 4.4, Landlord will pay Tenant an improvement allowance (the “TI Allowance”) of up to Seven Hundred Seventy-Six Thousand Two Hundred Sixty and No/100 Dollars ($776,260.00), up to One Hundred Sixteen Thousand Four Hundred Thirty-Nine and No/100 Dollars ($116,439.00) of which (the “Soft Cost Portion”) may be allocated by Tenant toward Soft Construction Costs (as defined below). The remainder of the TI Allowance shall be allocated only toward Hard Construction Costs (as defined below). The TI Allowance shall be paid by Landlord within thirty (30) days after: (i) the New Tenant Improvements have been completed substantially in accordance with Tenant’s plans and specifications approved by Landlord as provided in Paragraph 4.1 of this Agreement and Exhibit D-1 to the Lease (modified as set forth in Paragraph 4.1) and all permit requirements and otherwise substantially in compliance with Paragraph 4.1 of this Agreement and Exhibit D-1 to the Lease (modified as set forth in Paragraph 4.1); (ii) Tenant has paid for all sums, costs and expenses due for any work, labor, services, materials, supplies or equipment furnished for, or in connection with, the New Tenant Improvements, has obtained unconditional lien waivers from all parties providing such work, labor, services, materials, supplies, or equipment, and has provided Landlord with copies of such paid invoices and lien waivers (provided, however, notwithstanding the foregoing, if Tenant is unable to obtain any such lien waivers, Tenant may bond around any potential lien claims for which Tenant was unable to obtain a lien waiver or escrow in a manner reasonably acceptable to Landlord 125% of the amount of any potential lien claims for which Tenant was unable to obtain a lien waiver so long as Tenant continues to diligently pursue such lien waiver(s) (or other resolution reasonably acceptable to Landlord) and in any event provides to Landlord all such unconditional lien waiver(s) (or other resolution which, under applicable laws, prevents any lien claims against any portion of the Project or Complex or is otherwise acceptable to Landlord in its sole and absolute discretion) within eighteen (18) months following the completion of the New Tenant Improvements); (iii) Tenant has provided Landlord with copies of invoices and/or receipts evidencing the amount to be reimbursed up to the full amount of the TI Allowance. As used herein, “Soft Construction Costs” shall mean actual, out-of-pocket costs incurred by Tenant in connection with the New Tenant Improvements and other matters related to Tenant’s renovation of the Premises to consolidate its operations from the Relinquished Space into the Premises including, without limitation, moving, space planning, architectural fees, engineering fees, construction drawings, permitting, installing cabling and wiring in the Premises and the actual, out-of-pocket costs incurred by Tenant pursuant to Paragraphs 11.3 through 11.5. As used herein, “Hard Construction Costs” shall mean actual, out-of-pocket costs incurred by Tenant to construct the New Tenant Improvements.

4.3.    As-Built Plans.  Additionally, within thirty (30) days following completion of the New Tenant Improvements, Tenant agrees to provide Landlord with final “as-built” plans (two (2) sets) for the New Tenant Improvements prepared on the AutoCAD (Computer Assisted Drafting and Design System), using naming conventions issued by the American Institute of Architects in June, 1990 or translated in convertible DXF format.

4.4.    Payment Limitation.

4.4.1.    Landlord’s payment to Tenant hereunder on account of the New Tenant Improvements shall not be deemed Landlord’s approval or acceptance of any portion of the work furnished or materials supplied as set forth in Tenant’s payment request. Notwithstanding any provision to the contrary set forth herein (except with respect to the Signage Allocation which shall be handled as set forth in Paragraph 4.4.2), to the extent Tenant has not submitted to Landlord all required information and documentation for any costs for which the relevant portions of the TI Allowance may be used as reimbursement on or prior to December 31, 2009, Tenant’s right to receive any unclaimed portion of the TI Allowance other than the Signage Allocation shall terminate, the provisions of Paragraph 4.2 shall be of no further force or effect (except as to amounts for which Tenant has timely submitted the information and documentation as required under Paragraph 4.2 and the Signage Allocation as provided in Paragraph 4.4.2), and, except as provided in Paragraph 4.4.2 Landlord shall have no further obligations whatsoever under Paragraph 4.2. Except for Landlord’s obligation to pay the relevant portions of the TI Allowance as provided herein, all costs of all New Tenant Improvements shall be borne by Tenant.

4.4.2.    Tenant shall have the right to allocate all or a portion of the unused Soft Cost Portion toward Tenant’s obligations to remove and/or relocate existing signage, repair and restore the Building or the Project, and install new signage, all as set forth in Paragraphs 11.3, 11.4 and 11.5. Tenant may allocate so much of the Soft Cost Portion as may be available toward Tenant’s obligations under Paragraph 11.3. As to Tenant’s potential obligations under Paragraphs 11.4 and 11.5 (as used herein, the “Signage Allocation”), Tenant shall notify Landlord in writing of the portion, if any, of the unused Soft Cost Portion Tenant wants allocated to the Signage Allocation under Paragraphs 11.4 and 11.5, which written notice must be received by Landlord on or prior to December 31, 2009 or no portion of the unused Soft Cost Portion shall be so allocated. If Tenant timely allocates a portion of the unused Soft Cost Portion toward the Signage Allocation, the provisions of Paragraph 4.4.1 shall not apply to the Signage Allocation and Landlord’s obligations under Paragraph 4.2 shall continue in full force and effect with respect to payment to Tenant of up to the full amount of the Signage Allocation toward the costs actually incurred by Tenant pursuant to Paragraphs 11.4 and 11.5. In no event shall Landlord have any obligation to pay to Tenant any unused portion of the TI Allowance including, without limitation, the Signage Allocation.

5.	Extension of Primary Term.

Sections 1.01(f) and 3.01 of the Lease are hereby modified to provide that the Primary Term of the Lease shall be extended through and including March 31, 2014 on the same terms and conditions as the Lease as modified by this Agreement. Section 1.01(h) of the Lease is hereby modified to provide that the Expiration Date of the Lease shall be March 31, 2014.

6.	Base Rent.

Sections 1.01(j) and 4.01 of the Lease are hereby modified to provide that, subject to the provisions of Paragraph 2.3 of this Agreement, commencing as of April 1, 2009 and continuing through and including the Expiration Date of the Lease as set forth in Paragraph 5 of this Agreement, the Base Rental Rate shall be $17.00 per square foot of Rentable Area per year and the Base Rent shall be One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven and No/100 Dollars ($166,667.00) per month. Provided that Tenant signs this Agreement on or before April 3, 2009, the foregoing Base Rent shall be effective April 1, 2009 even if the Effective Date occurs after April 1, 2009. If Tenant signs this Agreement after April 3, 2009, the foregoing Base Rent shall be effective only as of the Effective Date.

7.	Tenant’s Pro Rata Share.

Effective as of the Reduced Premises Commencement Date, the second sentence of Section 1.01(i) of the Lease (as previously amended) is hereby further modified to provide that, effective as of the Reduced Premises Commencement Date, Tenant’s Pro Rata Share shall be 64.66%.

8.	Base Year; Operating Expenses and Taxes; Direct Reimbursement to Landlord.

8.1.    Base Year.  Effective as of the Reduced Premises Commencement Date:

8.1.1.  Sections 1.10(k) and Section 5.01 of the Lease (as previously amended) are hereby further amended to provide that (A) calendar year 2009 shall become the Base Year under the Lease and (B) the Base Operating Expense shall be the Operating Expenses for calendar year 2009 (as adjusted pursuant to the remainder of this Paragraph 8.1 and as may be adjusted pursuant to Paragraph 8.4).

8.1.2.  Section 5.04 of the Lease is hereby modified to provide that the “Tax Stop” (as defined therein) shall mean the actual ad valorem taxes assessed to the Project in calendar year 2009.

8.2.    Mid-Year Reconciliation.  Within ninety (90) days following the Reduced Premises Commencement Date, Landlord shall furnish Tenant a written detailed statement produced in the same manner as set forth in the third paragraph of Section 5.01 of the Lease, of Tenant’s Pro Rata Share of Operating Expenses (as may be applicable under Paragraph 2.3 of this Agreement) and the Actual Operating Expense Increase for the portion of calendar year 2009 ending on the Reduced Premises Commencement Date and the parties shall proceed in the same manner with respect to such statement and calculations as set forth in Section 5.01 of the Lease.

8.3.    Other Provisions.  The Base Year limitations provided in this Paragraph 8 shall not apply to any other sums or charges payable by Tenant under the Lease. Without limiting the foregoing, nothing contained in this Agreement shall be deemed to limit or modify Tenant’s obligation to pay Tenant’s Electricity Charge.

8.4.    Gross-Up of Operating Expenses.  The last sentence of Section 5.03(a) of the Lease is hereby modified to read as follows:

If at any time the Building is not fully occupied or Landlord is not supplying all services to all portion of the Building during an entire calendar year, then, Base Operating Expense, Operating Expenses, the Actual Operating Expense Increase and the Estimated Operating Expense Increase shall be adjusted as though the Building had been ninety-five percent (95%) occupied and Landlord were supplying all services to all of the Building during the entire calendar year.

The foregoing shall be construed to require a gross up of the 2009 Operating Expenses and the Base Year referenced in Paragraph 8.1.1 above as of the Reduced Premises Commencement Date.

8.5.    Direct Reimbursement to Landlord.  In addition to Tenant’s payment of Tenant’s Pro Rata Share of Operating Expenses and other charges under the Lease (as modified by this Agreement), Tenant shall continue to reimburse Landlord directly within twenty (20) days following receipt of an invoice therefor for all additional services provided to Tenant including, without limitation, the costs of Tenant’s above-standard lighting within the Premises, day maid services, maintenance of the Liebert unit for Tenant’s data center, cleaning services for the breakroom mats located in the Premises and all electrical and other charges for the separate utility meter(s) for the data center located within the Premises as set forth in Paragraph 4.1.

9.	Parking.

Section 1.01(d) of the Lease and Exhibit F to the Lease are hereby modified to provide that Tenant shall be provided with a parking ratio of four (4) non-exclusive, unreserved parking spaces per one thousand (1,000) square feet of Rentable Area, or 469 parking spaces, of which 127 shall be in the Parking Garage (the “Parking Garage Spaces”) and 342 shall be in the Parking Facilities other than the Parking Garage. Of the parking spaces located in the Parking Facilities other than the Parking Garage, 21 of those spaces shall be marked “i2 Visitor Parking Only”. No rental shall be charged to Tenant for any of the parking spaces. Landlord shall have the right, but not the obligation, to strictly enforce the provisions of Section 1.01(d) of the Lease and Exhibit F to the Lease, as amended hereby, including the right to (i) install one (1) or more computerized or other systems to track how many parking spaces in the Parking Garage are being used by Tenant and deny entry to the Parking Garage for Tenant or any employees, agents, contractors or invitees of Tenant during any time the maximum number of Parking Garage Spaces allocated to Tenant are being used, (ii) remove from the Parking Garage and the Parking Facilities other than the Parking Garage, at the violator’s sole cost and expense, cars and other vehicles that are in violation hereof, and/or (iii) take any other action permitted under applicable laws to enforce the provisions of Section 1.01(d) of the Lease and Exhibit F to the Lease, as amended hereby. Notwithstanding the foregoing, Landlord shall not enforce the parking restrictions against Tenant set forth in this Paragraph 9 or otherwise in the Lease until Landlord reasonably determines that Tenant’s use of the Parking Garage without enforcement of such restrictions may conflict with the use of the Parking Garage by one (1) or more proposed tenant(s) for the Building.

10.	Security.

10.1.    Removal of Security Equipment.  Within ninety (90) days following the Effective Date, Tenant, at Tenant’s sole cost and expense, shall remove all of Tenant’s security equipment including but not limited to, cameras and other monitoring devices and any and all cabling and wiring serving Tenant’s security equipment, from the Common Area within and around the Building including, but not limited to, the lobby of the Building and the dock loading area serving the Building (“Tenant’s Security Equipment Removal”). Tenant’s Security Equipment Removal shall also include Removal of the Security Desk to the extent the Security Desk is no longer located within the Premises as modified under this Agreement. Tenant’s Security Equipment Removal shall be completed in accordance with Section 8.02 of the Lease and otherwise in compliance with all applicable laws and Tenant shall fully restore damage to any portion of the Building or other area of the Project caused by Tenant’s Security Equipment Removal. Landlord shall not be obligated to pay any portion of Tenant’s relocation of any portion of Tenant’s security system or equipment including, without limitation, relocation of the Security Desk as and if required under the provisions of this Paragraph 10.1.

10.2.     No Provision of Security by Landlord.  The last two (2) sentences of the penultimate paragraph of Section 7.01(e) are hereby null and void and of no further force or effect; Landlord shall not be obligated to pay any portion of a Security Amount to Tenant and all references in the Lease to “Security Amount” shall be null and void and of no further force or effect. Without limiting the foregoing, the last paragraph of Section 7.01(e) regarding Landlord’s lack of responsibility or liability in any manner for failure of security in any form shall remain in full force and effect. Tenant acknowledges and agrees that Tenant is responsible for securing the Premises and that Landlord does not, and shall not be obligated to, provide any police personnel or other security services or systems for any portion of the Premises, Building, Common Area and/or Project.

11.	Signage.

11.1.    Project Name.  Section 7.06(a) of the Lease (as previously amended) is hereby deleted in its entirety and is of no further force or effect. Tenant shall have no rights to name or rename the Project. So long as (i) Tenant is occupying at least fifty-one percent (51%) of the Rentable Area of the Building and (ii) Tenant is not in default under the Lease, Landlord shall not name the Project or the Building to indicate the presence of any tenant (other than Tenant) in the Project or otherwise incorporate or reference any trademark or trade name of any person or entity other than Tenant into the name of the Project or the Building. The foregoing provisions shall not limit in any manner Landlord’s right to erect or install tenant signage on the exterior of the Building or on any monument signs located in the Project or any other portion of the Complex.

11.2.    Landlord’s Signage.  As part of converting the Building from a single-tenant to a multi-tenant format, Landlord is developing a comprehensive multi-tenant signage program for the Building including, without limitation, monument signage and all signage on the Building, the conceptual framework of which is attached hereto and incorporated herein as Exhibit D (the “Conceptual Signage Design”). The Conceptual Signage Design shall be completed by Landlord promptly following Landlord finalizing the multi-tenant signage program. Accordingly, Section 7.06(b) of the Lease and Exhibit L-1 to the Lease are hereby replaced in their respective entirety with Exhibit D (as may be amended in connection with Landlord finalizing the multi-tenant signage program) and all references in the Lease to Exhibit L-1 shall mean Exhibit D (as may be amended in connection with Landlord finalizing the multi-tenant signage program). Notwithstanding any other provision of the Lease or this Agreement, Landlord’s multi-tenant signage program, the Conceptual Signage Design, or any other requirement imposed by Landlord or provided in the Lease, Landlord shall not: (i) prohibit or require modification in any way of any of Tenant’s presently existing signage or graphics, except as expressly provided in this Paragraph 11 or (ii) allow any other tenant in the Project to have exterior signage located on the Building at a height above the highest level of Tenant’s exterior signage.

11.3.    Removal of Existing Tenant’s Signage; Damage Repair.  As part of converting the Building from a single-tenant to a multi-tenant format, on or prior to the Reduced Premises Commencement Date Tenant (a) shall remove Tenant’s signage affixed to the north side of the mechanical equipment screen located on the roof of the Building and (b) shall remove the graphics and/or directories from the following areas of the Building and the Project: (i) the Relinquished Space, (ii) all doors leading to and from the Relinquished Space, (iii) all elevator lobbies on floors which are part of the Relinquished Space, and (iv) the main lobby of the Building. Tenant shall repair and restore any damage to any portion of the Building or Project in connection with such removal to Landlord’s reasonable satisfaction. All signage removal and repair and restoration of the Building or Project as set forth herein shall be completed at Tenant’s sole cost and expense, provided that Tenant may allocate such costs against the Soft Cost Portion of the TI Allowance subject to and as provided in Paragraph 4 of this Agreement. If Tenant fails to timely remove the signage as set forth herein Landlord, in addition to any other remedies Landlord may have for Tenant’s failure, shall have the immediate right to remove all such signage at Tenant’s sole cost and expense.

11.4.    West/East Tenant Signage; Landlord Right to Require Removal.  In addition to the provisions of Paragraph 11.3, within sixty (60) days following Tenant’s receipt of written notice from Landlord, Tenant shall remove Tenant’s signage on the west exterior cornice located on the top of the Building and the east exterior cornice located on the top of the Building (collectively, the “Cornice Signage”). Tenant shall repair and restore any damage to any portion of the Building or Project in connection with such removal to Landlord’s reasonable satisfaction. All signage removal and repair and restoration of the Building or Project as set forth herein shall be completed at Tenant’s sole cost and expense, provided that Tenant may allocate such costs against the Soft Cost Portion of the TI Allowance subject to and as provided in Paragraph 4 of this Agreement. If Tenant fails to timely remove the signage as set forth herein Landlord, in addition to any other remedies Landlord may have for Tenant’s failure, shall have the immediate right to remove all such signage at Tenant’s sole cost and expense.

11.5.    Installation of New Signage.  Subject to the provisions of this Paragraph 11.5, Tenant shall have the right to install Tenant’s signage in the Premises. Upon sixty (60) days written notice to Tenant, Landlord shall have the right to remove Tenant’s sign panels from all existing monuments; in such event, Tenant shall have the right to install Tenant’s new sign panels on the existing “right monument” sign as shown on Exhibit D. In addition, if Landlord requires Tenant to remove Tenant’s Cornice Signage pursuant to Paragraph 11.4, Tenant shall have the right to install Tenant’s new sign panels either in the locations set forth as “Option 1” or in the locations set forth as “Option 2” in Exhibit D (the “Relocated Exterior Signage”). Tenant shall not have the right to relocate Tenant’s sign panels in both locations set forth as “Option 1” and “Option 2” in Exhibit D nor in any combination other than as set forth in Exhibit D. Tenant shall notify Landlord in writing as to whether Tenant will install Tenant’s signage in the “Option 1” locations or the “Option 2” locations at least thirty (30) days prior to relocation of Tenant’s sign panels as set forth herein. Any and all signage and/or sign panels installed by Tenant shall comply in all respects with Sections 7.05 and 7.06 of the Lease (as amended hereby). In addition, all signage construction, relocation and installation as set forth herein shall be completed at Tenant’s sole cost and expense, provided that Tenant may allocate such costs against the Soft Cost Portion of the TI Allowance subject to and as provided in Paragraph 4 of this Agreement.

11.6.    Building Directory.  Landlord shall cause Tenant’s business name only to be listed on any directories for the Building provided by Landlord.

12.	Extension Option.

Rider 1 of the Lease, together with any and all references thereto in the Lease, are hereby null and void and of no further force or effect.

13.	Right of First Opportunity on Relinquished Space.

13.1.    Subject to the provisions of this Paragraph 13, at such time or times during the remaining term of the Lease (except as limited under Paragraph 13.2) that any portion of the Relinquished Space (as used herein, the “Available Space”) becomes or will become vacant during the term of the Lease (an “Availability Event”), Landlord shall deliver to Tenant a written notice of the availability of the particular Available Space (the “Availability Notice”), which Availability Notice shall include the terms upon which Landlord is prepared to lease such Available Space. So long as at the time of an Availability Event, (i) Tenant is not in default under the Lease, (ii) the Lease is in full force and effect and (iii) Tenant is open and operating in the entire Premises, Tenant may provide irrevocable written notice to Landlord of Tenant’s election to expand the Premises to include the relevant Available Space (“Tenant’s Expansion Notice”). Tenant shall have ten (10) business days after receipt of the Availability Notice (the “Election Period”) to deliver Tenant’s Expansion Notice. If Tenant timely delivers Tenant’s Expansion Notice to Landlord, Tenant and Landlord shall execute an amendment to the Lease covering the relevant Available Space, modified as necessary to incorporate the terms and provisions specified in the Availability Notice, provided, however, that the obligation to enter into such amendment shall not affect the irrevocability of Tenant’s Expansion Notice. Tenant must lease the entire Available Space described in the relevant Availability Notice rather than a portion thereof. If Tenant does not timely deliver Tenant’s Expansion Notice to Landlord or otherwise elects not to lease the relevant Available Space as set forth herein, Tenant’s right of first opportunity with respect to that Available Space shall terminate (subject to the provisions of the next sentence), and Landlord will have the right to lease that Available Space to any other person or entity upon any terms and conditions that Landlord desires, in its sole discretion. Notwithstanding the foregoing, if Landlord has not leased the relevant Available Space within six (6) months following the expiration of the relevant Election Period and Landlord still desires to lease the relevant Available Space, Landlord shall again deliver an Availability Notice to Tenant as provided above and the provisions of this Paragraph 13.1 shall again be effective with respect to that Availability Notice. Landlord will not be required to offer to Tenant any Available Space if the tenant then occupying that Available Space renews, extends or enters into a new lease of that Available Space. If any Available Space is leased to others, Tenant’s right of first opportunity as set forth in this Paragraph 13 shall be reinstated at such time as the relevant Available Space becomes vacant again unless that Available Space was incorporated into a larger space and is offered again as part of such larger space.

13.2.    The provisions of Paragraph 13.1 and Tenant’s rights thereunder shall not apply during the last twelve (12) months of the term of the Lease.

13.3.    The rights granted to Tenant in this Paragraph 13 are personal to i2 Technologies US, Inc., a Nevada corporation (“i2 Nevada”) and, except for an assignment to an Affiliate (as defined below) of i2 Nevada, may not be assigned or otherwise transferred by i2 Nevada in connection with an assignment or other transfer of this Lease or otherwise, and Tenant’s rights in Paragraph 13.1 may not be exercised by anyone other than i2 Nevada or an assignee or transferee who is an Affiliate of i2 Nevada. Any attempted assignment or other transfer of Tenant’s rights in this Paragraph 13, except for an assignment or other transfer to an Affiliate of i2 Nevada, shall be of no effect and shall terminate these rights as of the effective date of the assignment or other transfer. As used herein, “Affiliate” shall mean (i) a wholly-owned subsidiary of i2 Nevada, (ii) the parent entity of i2 Nevada (the “Parent Entity”), or (iii) an entity who has the same Parent Entity as i2 Nevada. This Paragraph 13.3 does not limit Tenant’s obligations under Section 14.01 of the Lease.

13.4.    The provisions of Section 17.28 of the Lease are hereby null and void and of no further force or effect.

14.	Access; Leasing by Landlord.

Commencing on the Effective Date, Landlord and its brokers shall have access to the Relinquished Space upon the terms and conditions set forth in the last sentence of Section 12.01 of the Lease except that the provisions of clause (v) thereof shall not apply to Landlord’s right to access the Relinquished Space. In addition, notwithstanding the provisions of Section 7.06 of the Lease, Landlord may place and maintain upon the Building and/or Project notices for leasing or sale of the Building, the Project and/or the Complex. The provisions of Section 17.27 of the Lease are hereby null and void and of no further force or effect.

15.	Real Estate Brokers; Finders.

Each party shall indemnify, defend, protect and hold the other party harmless from and against all claims, costs, demands, actions, liabilities, losses and expenses (including the reasonable attorneys’ fees of counsel chosen by the other party) arising out of or resulting from any claims that may be asserted against such other party by any broker, finder or other person with whom the party bearing the indemnity obligation has or purportedly has dealt. Each party’s respective obligations pursuant to the foregoing indemnity shall survive the expiration or sooner termination of this Agreement.

16.	OFAC.

Tenant represents and warrants to Landlord that Tenant is not and shall not become a person or entity with whom Landlord is restricted from doing business under any current or future regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any current or future statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

17.	Landlord Representation and Warranty.

Landlord hereby represents and warrants that to its actual knowledge without inquiry, Tenant is not in default of the Lease as of the date Landlord executes this Agreement as shown below next to Landlord’s signature.

18.	Confidentiality.

Tenant shall use its good faith efforts to keep in strict confidence the provisions of this Agreement and to disclose the provisions hereof only if and as required by applicable laws or legal process and to Tenant’s attorneys, accountants, advisers, employees, representatives, agents and similar persons whose duties require them to use information contained in this Agreement in providing services to Tenant.

19.	Ratification.

Except as otherwise provided herein, the Lease is hereby ratified and affirmed and remains in full force and effect.

20.	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their valid successors, transferees, heirs, personal representatives and assigns.

21.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which when taken together will constitute one and the same agreement, and each of which will constitute an original of this Agreement. In addition, this Agreement may be executed and delivered via facsimile or electronically scanned document and such facsimile or electronically scanned executed document will constitute an original of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set opposite their signatures below, but this Agreement on behalf of such party shall be deemed to have been dated as of the Effective Date.

LANDLORD:

PW COMMERCE CENTER, LP, a Texas limited partnership

	By:	PW Fairview, Inc., a Delaware corporation, its general partner

Date: April 6, 2009		By
Shari L. Reed, Vice President

TENANT:

i2 TECHNOLOGIES US, INC., a Nevada corporation

Date: April 3, 2009	By

Michael Berry
(typed or printed name)

	Its	EVP, CFO